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                                                                       EXHIBIT 5


           [LETTERHEAD OF EHRENREICH EILENBERG KRAUSE & ZIVIAN, LLP]

                              11 EAST 44TH STREET
                           NEW YORK, NEW YORK 10017

                                    ------

                           TELEPHONE: (212) 986-9700
                           FACSIMILE: (212) 986-2399


                                                                December 2, 1997


United Rentals, Inc.
Four Greenwich Office Park
Greenwich, Connecticut  06830

          Re:  Registration Statement on Form S-1
               Relating to 22,745,214 Shares of Common Stock
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Gentlemen:

          You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement"), relating to up to 22,745,214 shares of Common Stock, par value $.01 per share, of United Rentals, Inc. (the "Company") that may from time to time be sold by the holders thereof (the "Selling Security Holders"). These shares include 16,376,156 currently outstanding shares (such shares being referred to as the "Outstanding Shares") and up to 6,369,058 shares of authorized and unissued shares of Common Stock that may hereafter be acquired by Selling Security Holders pursuant to certain outstanding warrants or a convertible note (such shares being referred to as the "Underlying Shares").

          We have reviewed copies of the Amended and Restated Certificate of Incorporation of the Company (including amendments thereto), the By-laws of the Company, the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth. As to certain questions of fact material to our opinion, we have relied upon the certificate of an officer of the Company and upon certificates of public officials.

          Based upon and subject to the foregoing, we are of the opinion that
(i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Underlying Shares will, when issued and paid for in accordance with the terms of the applicable warrant or note, be duly authorized, validly issued, fully paid and non-assessable.

          We hereby consent to the reference to us under the caption "Validity of Common Stock" in the Registration Statement and to the use of this opinion as an exhibit to the Registration
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Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,


                                    Ehrenreich Eilenberg Krause & Zivian, LLP